Exhibit 10.1

Quality Systems, Inc.

Amended and Restated

Outside Director Compensation Program

Category of Director	Employee Director	Independent Director	Committee Chairman (3)	Audit Committee/Board Chairman
Base Compensation	$ —	$ 80,000	$92,500	$100,000
Meeting Fees (1)	$ —	$ —	$ —	$ —
Committee Memberships (2)	$ —	$ —	$ —	$ —

Subtotal Cash Compensation	$ —	$ 80,000	$92,500	$100,000
Restricted Common Stock Grant Shares (4)	0	1,000	1,250	1,250

Each Director is to be awarded shares of restricted common stock upon election or re-election to the Board. The shares will (i) vest in two equal annual installments, and (ii) be nontransferable for a period of one year following the date of vesting, as more specifically set forth in the Outside Director’s Restricted Stock Agreement pursuant to which grants shall be made under this Program. In the event of a meeting of shareholders immediately following which a director that previously received restricted shares under the Program is no longer a member of the Company's Board, then any unvested shares held by such director shall immediately vest and become transferrable. The grant of restricted shares shall be in lieu of the 5,000 options granted in prior years upon election or re-election to the Board.

Additionally, all board members must acquire a minimum of 1,000 shares of the Company's Common Stock through the investment of their own funds (e.g. open market purchase or option exercise), which minimum amount must be retained as long as they are a director. New directors, and existing directors after the effective date of this policy (August 13, 2009), have 9 months in which to acquire such Common Stock.

Notes:

1.    Meeting attendance at a 100% or near-100% level is mandatory. Therefore, this plan eliminates meeting fees. Board and committee meeting attendance rates for each director should be reported annually internally and to the public.

2. Board members are expected to serve as committee members as part of their compensation.

3.    Pay Tiers: Tier 0 pay for Directors who are full-time employees, Tier 1 for Directors who do not chair committees, Tier 2 for Nominating and Compensation Committee Chairmen, Tier 3 for Audit Committee and overall Board Chair. Chairmen of other committees are paid at the highest tier otherwise eligible, according to the specifically named functions above. All Directors are only paid at one tier, which is their highest eligible tier.

   4.     Misc: Compensation shall be paid quarterly. Board member shall be paid at the highest eligible tier according to his role, but not on multiple tiers.